Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Dyadic International, Inc. on Form S-1 of our report dated March 25, 2026 on the consolidated financial statements of Dyadic International, Inc. appearing in the 2025 Form 10-K of Dyadic International, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Boston Massachusetts

September 11, 2026